Exhibit 16.1

CAYER, PRESCOTT, CLUNE & CHATELLIER
2 Charles Street
Providence, RI 02904

September 22, 2000

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

As of the above date we have not been re-engaged by United American Companies, Inc., f/k/a Providence Capital I, Inc. (the "Company") to perform auditing services for the Company. From the date the Registrant commenced operations (November 24, 1999) through any subsequent interim period preceding the dismissal, there have been no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure.

Cayer, Prescott, Clune & Chatellier

/s/ Cayer, Prescott, Clune & Chatellier

cc: Mr. Arnold Pitoniak